Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated March 2, 2018) pertaining to the 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan of ServiceSource International, Inc. of our reports dated March 2, 2018, with respect to the consolidated financial statements of ServiceSource International, Inc. and the effectiveness of internal control over financial reporting of ServiceSource International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 2, 2018

Denver, Colorado